EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of CAI International, Inc. and further agree to the filing of this agreement as an exhibit thereto. In addition, each party to this agreement expressly authorizes each other party to this agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Development Bank of Japan

February 14, 2008

Date

/s/ Minoru Murofushi

Signature

Minoru Murofushi/Governor

Name/Title

DBJ Value Up Fund

February 14, 2008

Date

/s/ Hideo Oishi

Signature

Hideo Oishi/Representative Director,
DBJ Business Investment Co., as
General Partner of DBJ Value Up Fund

Name/Title

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